Exhibit 10.16

AMENDMENT TO THE GENERAL DYNAMICS CORPORATION
SUPPLEMENTAL SAVINGS PLAN

Pursuant to the provisions of Section 8.1 of the General Dynamics Corporation Supplemental Savings Plan (the “Plan”), the Plan shall be amended as follows:

1.	Effective January 5, 2015, Section 7.3 of the Plan shall be amended by adding a new second paragraph as follows:

“The preceding paragraph shall not apply to any domestic relations order as defined in Code Section 414(p)(1)(B). If a domestic relations order is submitted to the Company that is intended to divide a Participant’s Account between the Participant and an alternate payee, such order shall be applied by the Company if it clearly specifies the manner for determining the alternate payee’s share of the Participant’s Account and it does not require the Company to provide to the alternate payee a benefit that is not otherwise provided or available under the Plan. The Company may make payments to an alternate payee on the earliest date specified in the domestic relations order, without regard to whether such payment is made prior to the earliest date that the Participant could receive payments pursuant to the Plan. The Company may adopt rules, policies and procedures regarding the administration of domestic relations orders similar to those rules, policies and procedures used for applicable Qualified Plans.”